UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2018

ADT Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State of Incorporation)

001-38352

(Commission File Number)

47-4116383

(I.R.S. Employer Identification No.)

1501 Yamato Road Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 322-7235

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreement.

On March 16, 2018 (the “Closing Date”), Prime Security Services Borrower, LLC (the “Borrower”), a Delaware limited liability company and wholly owned indirect subsidiary of ADT Inc. (the “Company”), as borrower, and Prime Security Services Holdings, LLC, a Delaware limited liability company and wholly owned direct subsidiary of the Company (“Holdings”) entered into an Incremental Assumption and Amendment Agreement No. 6 (the “Incremental Agreement”) with certain of the Borrower’s subsidiaries, the lenders party thereto, Barclays Bank PLC, as administrative agent (the “Administrative Agent”) and the other parties party thereto. The Incremental Agreement amended and restated the Fifth Amended and Restated First Lien Credit Agreement, dated as of July 1, 2015, as amended and restated on May 2, 2016, June 23, 2016, December 28, 2016, February 13, 2017 and June 29, 2017 (the “Existing Credit Agreement”), by and among the Borrower, Holdings, the lenders party thereto from time to time, the Administrative Agent and other parties named therein (as amended by the Incremental Agreement, the “Amended and Restated Credit Agreement”).

Pursuant to the Incremental Agreement, the first lien revolving credit facilities under the Existing Credit Agreement were replaced with a first lien revolving credit facility with an aggregate commitment of up to $350 million (the “Replacement Revolving Credit Facility”). The Replacement Revolving Credit Facility has a maturity date of March 16, 2023, subject to the repayment, extension or refinancing with longer maturity debt of certain of the Borrower’s other indebtedness. Borrowings under the Replacement Revolving Credit Facility will bear interest at a rate equal to, at the Borrower’s option, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate of Barclays Bank PLC and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case, plus an applicable margin of 2.75% for LIBOR loans and 1.75% for base rate loans. The applicable margin for borrowings under the Replacement Revolving Credit Facility is subject to one step-down based on a certain specified net first lien leverage ratio.

In addition, the Amended and Restated Credit Agreement requires the Borrower to pay a commitment fee between 0.375% and 0.50% (determined based on a net first lien leverage ratio) in respect of the unused commitments under the Replacement Revolving Credit Facility.

Other than as described above, the loans under the Amended and Restated Credit Agreement continue to have the same terms as provided under the Existing Credit Agreement. Additionally, the parties to the Amended and Restated Credit Agreement continue to have the same obligations set forth in the Existing Credit Agreement.

The foregoing description of the Incremental Agreement and the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Incremental Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein and the full text of the Amended and Restated Credit Agreement, which is attached as Annex A to the Incremental Agreement and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.

10.1	Incremental Assumption and Amendment Agreement No. 6, dated as of March 16, 2018, by and among Prime Security Services Borrower, LLC, Prime Security Services Holdings, LLC, the lenders party thereto, Barclays Bank PLC and the other parties party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 16, 2018	ADT Inc.

	By:	/s/ P. Gray Finney
P. Gray Finney
Senior Vice President, Chief Legal Officer and Secretary

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